Exhibit 10.17

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of December 28, 2011, effective as of April 1, 2010 (“Effective Date”), by and between Cancer Genetics, Inc., a Delaware corporation (the “Company”), and Panna Sharma (“Employee”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Company hereby employs Employee in the capacity of the President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”) or the Chairman of the Board. Employee accepts such employment and agrees to perform such roles and provide such management and other services for the Company as are customary to such office and such additional responsibilities, consistent with his position as the Company’s President and Chief Executive Officer, as may be assigned to him from time to time by the Board, All employees of the Company shall report, directly or indirectly, to Employee, and Employee shall make (or delegate to others) all employment decisions regarding and with respect to his direct and indirect reports. Specifically, Company acknowledges Employee has ownership and management commitments to his consulting firm, TSG, which shall continue for one day per week through August 1, 2010 and one day per month thereafter until May 1, 2011, and the Company and Employee shall cooperate to avoid actual conflicts of interest by utilizing Section 6 of this Agreement.

2.	Term.

2.1 The employment hereunder shall be for a period commencing on May 1, 2010 (the “Commencement Date”) and ending on the two year anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated as provided in Section 4 or 5. This Agreement shall be automatically renewed for successive one-year periods thereafter, commencing upon the expiration of the Initial Term, unless earlier terminated as provided in Section 4 or 5. Employee’s employment following the Commencement Date will be on a full-time business basis requiring the devotion of substantially all of his productive business time for the efficient and successful operation of the business of the Company.

2.2 During the period between the Effective Date and the Commencement Date, Employee shall serve as an employee and will perform such tasks and duties related to the organization, operation and growth of the Company as the Board of Directors (or its Chairman of the Board) and Employee reasonably and mutually agree, subject to Employee’s availability and prior commitments.

3.	Compensation and Benefits

3.1	Cash Compensation.

(a) For the performance of Employee’s duties hereunder following the Commencement Date, the Company shall pay Employee an annual salary in the amount of $350,000 or such greater amount as may be determined by the Board of Directors of the Company (the “Base Compensation”). The annual salary shall be paid in installments either every two weeks or twice per month, based on and in accordance with Company’s regular payroll procedures.

(b) Company shall compensate Employee as they reasonably and mutually agree for Employee’s performance of work during the period between the date of this Agreement and the Commencement Date pursuant to Section 2.2.

3.2	Bonus Plan.

(a) Employee shall be entitled to participation in the bonus compensation plan further defined in Section 3.2(b). Additional detail of the bonus compensation plan will be provided in written detail to Employee once the bonus compensation plan is adopted by the Board, which will occur within a reasonable time after the Commencement Date. Any bonus or incentive compensation paid to Employee shall be in addition to Base Compensation.

(b) Employee shall be eligible annually for a bonus to be determined by the Board of up to 50% of Base Compensation. The amount of the bonus shall be determined by the Board, based on its reasonable assessment of Employee’s performance and the Company’s performance against appropriate goals established annually by the Board or the Compensation Committee of the Board after consultation with the Executive, prior to the beginning of the period of time from which the performance of the Employee would be evaluated and measured for such bonus. If all such goals are achieved for a given period, the amount of the bonus will be up to 50% of Base Compensation for that period. Employee’s bonus, as earned, shall be payable at the end of the first fiscal quarter of the company following the end of the period for which the bonus was earned. The first bonus period shall be for the period commencing on the Commencement Date and ending at the last day of the Company fiscal year in which the Commencement Date occurs, unless the Board reasonably determines that results in a stub bonus period that is so short as to be impractical (in which event the first bonus period shall be said stub bonus period plus the next full Company fiscal year after the Company fiscal year in which the Commencement Date occurs). Thereafter, the bonus plan period shall be the Company fiscal year.

3.3	Stock Options and Restricted Stock Grant.

(a) From time to time the Company may grant to Employee options under the Company’s 2008 Stock Option Plan (or its successor stock plan) to purchase shares of the Company’s common stock at a stated exercise price per share.

(b) Effective on the date of this Agreement, the Company shall grant to Employee an incentive stock option under the 2008 Stock Option Plan to purchase 240,000 shares of Common Stock vesting in accordance with the notice of stock option grant and stock option grant attached hereto as Exhibit A (the “Incentive Stock Options”).

(c) Effective on the date of this Agreement, the Company shall grant to Employee a non-qualified stock option under the 2008 Stock Option Plan to purchase 710,000 shares of Common Stock vesting in accordance with the notice of stock option grant and stock option grant attached hereto as Exhibit B (the “Non-Qualified Stock Options”).

(d) The Company covenants and agrees to take such further steps as may be necessary to increase the number of shares of common stock reserved for issuance pursuant to the 2008 Stock Option Plan, so as to enable the Incentive Stock Options and the Non-Qualified Stock Options to be issued by the Company to the Employee.

3.4 Benefits. Employee and his dependents shall be entitled to such medical/dental, disability and life insurance coverage and such 401(k) plan and other retirement plan participation, vacation, sick leave and holiday benefits, if any, and any other benefits as are made available either to Company’s other senior executives or to the Company’s personnel generally, all in accordance with the Company’s benefits program in effect from time to time. The Employee is responsible for paying the employee’s portion of the benefit costs consistent with other relevant employees of the Company. The medical/dental, disability and life benefits provided to Employee under this Section 3.4 shall continue until, and shall terminate, six (6) months after a Termination Event pursuant to Section 4 or Section 5 hereof, except to the extent that Employee receives comparable benefits at a future employer during the six (6) months after the Termination Event, in which case the pertinent benefits from the Company shall end upon Employee’s enrollment in the future employer’s benefit plan.

3.5 Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable expenses including the cost of travel for business and travel between the Company’s office and Employee’s current place of residence in Atlanta, GA; home office operation; and cell phone, Blackberry, business meals and entertainment, incurred by Employee in performing his tasks, duties and responsibilities under Sections 2.1 and 2.2 or otherwise in connection with and reasonably related to the furtherance of the Company’s business. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

3.6 Moving Expenses. The Company will reimburse the Employee for direct relocation expenses, up to a maximum of $50,000, in conjunction with the Employee’s relocation of his family from Atlanta, Georgia to the New Jersey/New York area. If there are extraordinary expenses associated with this move, the Company will reimburse the Employee for those expenses with the submission of appropriate justification.

3.7 Special One-Time Bonus. In the event that the Company consummates an initial public offering of its Common Stock (“IPO”) with gross proceeds of at least $25 million no later than December 31, 2012, the Company shall pay to the Employee a one-time lump sum cash bonus in the amount of $100,000 not later than 30 days following the date of consummation of such IPO.

4.	Change of Control.

4.1 In the event of a termination of Employee’s employment hereunder by the Company with or without Cause or by Employee with or without Good Reason, within 12 months following a Change of Control, the Company will promptly pay Employee, in lieu of the amounts required under Section 5.2(b) and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a), a severance amount, payable in a lump sum on the 60th day following the date of such termination of employment provided that Employee has executed, delivered and not revoked a Release in the form attached as Exhibit C (whether or not executed by the Company), equal to eighteen (18) months base compensation, plus an amount equal to the prior year bonus.

4.2 As used herein, a “Change of Control” of the Company shall mean either of the following: (i) the acquisition by any person(s) (individual, entity or affiliated or unaffiliated group) in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of direct or indirect record or beneficial ownership of more than 50% of the voting power with respect to matters put to the vote of the shareholders of the Company and, for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; or (ii) a sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a “Change of Control”: (1) any capital raised by the Company (not used for a redemption of outstanding shares); (2) the closing of any transaction that in good faith may be reasonably characterized as an acquisition of another entity by the Company rather than the other way around; or (3) any acquisition of the Company or its shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

5.	Termination.

5.1 Termination Events. The employment hereunder will terminate upon the occurrence of any of the following events (“the Termination Event”):

(a) Employee dies; or

(b) The Company, by written notice to Employee or his personal representative, discharges Employee due to the inability to continue to perform the duties previously assigned to him hereunder prior to such injury, illness or disability for a continuous period exceeding 90 days or 180 out of 360 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician reasonably acceptable to the Company; provided, however, that prior to discharging Employee due to such disability, the Company shall give a written statement of findings to Employee or his personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Employee shall have a period of thirty (30) days thereafter to respond in writing to the Company’s findings, whereupon the Company shall conduct a reasonable and fair hearing with the Employee and any supporting witnesses and evidence for the Employee to reach a final determination; or

(c) Employee is discharged by the Company for “Cause”. As used in this Agreement, the term “Cause” shall mean:

(i) Employee’s final and unappealed conviction of (or pleading guilty or “nolo contendere” to) any felony or a major misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Employee for Cause, the Company shall give a written statement of findings to Employee setting forth specifically the grounds on which Cause is based, and Employee shall have a period of ten (10) days thereafter to respond in writing to the Company’s findings; or

(ii) The Employee’s (1) unreasonable failure to perform his duties, as determined by the Board of Directors, or (2) substantial and material breach of, or default under, this Agreement or the Proprietary Information and Invention Assignment Agreement (as defined herein). The unreasonable failure of the Company, as determined by the Board of Directors, to meet reasonable sales and product development benchmarks, as may be agreed to from time to time by the Employee and the Board of Directions. In the case of any of the conditions set forth in this Section 5.1(c)(ii), the Employee shall be given written notice of the intent of the Board of Directors to terminate the Employee’s employment under this paragraph, and shall be permitted thirty (30) days from receipt of such written notice to promptly cure any such breach or default to the reasonable satisfaction of the Board of Directors.

(d) Employee is discharged by Company other than in accordance with Section 5.1(a)-(c) (a termination “without Cause”), which the Company may do at any time, with at least thirty (30) days advance written notice, subject to the full performance of the obligations of the Company to the Employee pursuant to Section 4 or Section 5.2, as the case may be; or

(e) Employee voluntarily terminates his employment due to “Good Reason”, which shall mean (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) a material diminution of the roles, responsibilities or duties and/or the position, title or authority of Employee hereunder; or (iii) a requirement that Employee report to any person(s) other than the Board or the Chairman of the Board; or

(f) Employee voluntarily terminates his employment without Good Reason, which Employee may do at any time with at least 30 days advance notice.

5.2	Effects of Termination.

(a) Upon termination of Employee’s employment hereunder for any reason, the Company will promptly pay Employee all Base Compensation owed to Employee and all bonuses earned, as previously defined in writing by the Company, and unpaid through the date of termination (including, without limitation, salary and employee expenses reimbursements). Employee shall be paid for any performance bonus plan then in effect on a pro rata basis for that period of time during the fiscal year in which termination occurs at the time normally scheduled for payment as provided in Section 3.2(b), but such amount, if any, shall only be paid to the extent other employees are paid their bonus amounts at such time.

(b) Unless Section 4 applies (in which case Section 4, and not this Section 5.2(b), will be followed), and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a):

(i) Upon termination of Employee’s employment under Sections 5.1(a), Company shall continue to pay the Base Compensation to the estate of the Employee for a period of ninety (90) days after such death.

(ii) Upon termination of Employee’s employment under Section 5.1(b), the Company shall pay Employee, commencing immediately upon such termination of employment, monthly amounts equal to the then applicable Base Compensation, excluding bonus, for a period of twelve (12) months after termination.

(iii) Upon termination of Employee’s employment under Section 5.1(d) or 5.1(e), the Company shall pay Employee, commencing on the 60th day following the date of such termination of employment provided that Employee has executed, delivered and not revoked a Release in the form attached as Exhibit C (whether or not executed by the Company), monthly amounts equal to the then applicable Base Compensation, excluding bonus, for a period of twelve (12) months after termination.

(c) Upon termination of Employee’s employment hereunder pursuant to Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e) or 5.1(f), Employee agrees that for the twelve (12) month period following the Termination Event:

(i) Employee will not directly, whether as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever other than a passive investor, provide services to any person, firm, corporation or other business enterprise which is involved in the business of development, marketing or providing a diagnostic service offering of proprietary DNA probes or microarrays to cancer researchers or physician practitioners that serve the cancer markets in direct competition with the Company (“Competitive Engagements”), unless he obtains the Company’s prior written consent. Notwithstanding this Section, Employee’s service as non-executive chairman of TSG is permitted so long as Employee does not actively participate in Competitive Engagements.

(ii) Employee will not knowingly, directly and actively solicit any individual to leave the Company’s then full-time employ, for any reason, to join or be employed by any employer that then employs Employee as an employee, director, consultant or advisor; provided that this Section 5.2(c)(ii) does, not apply to any Excluded Individual. An “Excluded Individual” is an individual who prior to the Effective Date, was an employee of or retained consultant to TSG.

(iii) Employee will not knowingly, directly and actively induce any provider, agent, customer, supplier, distributor, or licensee of the Company to cease doing business with the Company or to breach its agreement with the Company.

(d) Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of the restrictive covenants set forth in Section 5.2(c). Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to seek equitable relief in the form of an injunction, precluding Employee from continuing to engage in such breach.

(e) If any restriction set forth in Section 5.2(c) is held to be unreasonable, then Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

(f) Except as required by law, Employee agrees not to make to any person., including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company’s financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Employee or which reflects negatively upon Employee, including but not limited to statements regarding his financial condition.

6.	Conflicts of Interest.

6.1 Duty to Disclose. Employee on a quarterly basis will review the activities of TSG and will provide the Board with an update on or report on the existence of any actual conflicts of interest. In connection with any actual conflicts of interests, Employee will confidentially disclose the existence of any conflicts of interests, including his financial interest and the minimum about of facts necessary to assess the conflict of interest, to the Board or to any special committees with Board delegated powers considering the proposed transaction or arrangement. If the Board or committee has reasonable cause to believe that Employee has failed to disclose any actual conflict of interest, it shall inform Employee of the basis for such belief and afford Employee an opportunity to explain the alleged failure to disclose.

6.2 Determining Whether a Conflict of Interest Exists. After disclosure of the financial interest and the minimum about of facts necessary to assess the conflict of interest, and after any discussion with the Employee, Employee shall excuse himself from the Board or committee meeting while the determination of whether a conflict of interest exists is discussed and voted upon. The remaining Board or committee members shall determine whether a conflict of interest exists. Notwithstanding the foregoing, however, prior approval of the Board of Directors shall not be required if the transaction falls below a de minimis threshold established by the Board.

6.3 Addressing Conflict. If the Board determines that Employee has an actual, conflict of interest, the Company and Employee shall employ good faith actions to resolve the conflict of interest.

7.	General Provisions.

7.1 Assignment. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties.

7.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

7.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

7.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New Jersey, and venue and jurisdiction, for any disputes hereunder shall be heard in any court of competent jurisdiction in New Jersey for all purposes.

7.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

7.7 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

7.8 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to its corporate headquarters, attention Chairman of the Board, and in the case of Employee, to the address shown for Employee on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

7.9 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

7.10 Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

7.11 Counterparts. This Agreement may be executed by exchange of facsimile signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.12 Insurance on Employee. The Company shall be entitled to obtain and maintain, at the Company’s expense, key person life insurance on the life of the Employee, naming the Company as the beneficiary of such policy. Employee agrees to cooperate with the Company and take all reasonable actions necessary to obtain such insurance, such as taking usual and customary physical examinations and providing true and accurate personal, health related information for any application at no cost to Employee.

7.13 Tax Withholding. The Company may withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and may take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.

7.14	Section 409A Compliance.

(a) Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. For purposes of this provision, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of Sections 4 and 5 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). An event shall not be considered to be a Change of Control for purposes of payment of an amount or benefit under this Agreement unless such event is also a “change in control event” within the meaning of Section 409A.

(c) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7.15 Proprietary Information and Invention Assignment Agreement. The terms of the proprietary information and invention assignment agreement attached hereto as Exhibit D (the “Proprietary Information and Invention Assignment Agreement”) are incorporated herein by reference. If there is any conflict between the terms of the Proprietary Information and Invention Assignment Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

CANCER GENETICS, INC.

By:	/s/ Raju S.K. Chaganti
	Name:	Raju S.K. Chaganti
	Title:	Chairman

EMPLOYEE: /s/ Panna Sharma
Panna Sharma
Address:
95 Random Road
Princeton, NJ 08540